AZUR HOLDINGS, INC.
2006 FLEXIBLE STOCK PLAN
------------------------

TABLE OF CONTENTS

1. NAME AND PURPOSE
1.1. Name	1
1.2. Purpose	1

2. DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
2.1. General Definitions	1
2.1.1. Affiliate	1
2.1.2. Agreement	1
2.1.3. Azur
2.1.4. Benefit	1
2.1.5. Board of directors	1
2.1.6. Cash Award	1
2.1.7. Change of Control	1
2.1.8. Code	3
2.1.9. Committee	3
2.1.10.Common stock	3
2.1.11 Consultant	3
2.1.12. Effective Date	4
2.1.13. Employee	4
2.1.14. Employer	4
2.1.15. Exchange Act	4
2.1.16. Fair Market Value	4
2.1.17. Fiscal Year	4
2.1.18. ISO	4
2.1.19. NQSO	4
2.1.20. Option	4
2.1.21. Other Stock Based Award	4
2.1.22. Parent	4
2.1.23. Participant	5

2.1.24. Performance Based Compensation	5
2.1.25. Performance Share	5
2.1.26. Plan	5
2.1.27. Reload Option	5
2.1.28. Restricted Stock	5
2.1.29. Rule 16b-3	5
2.1.30. SEC	5
2.1.31. Share	5
2.1.32. SAR	5
2.1.33. Subsidiary	5
2.2. Other Definitions	6
2.3. Conflicts	6

3. COMMON STOCK
3.1. Number of Shares	6
3.2. Reusage	6
3.3. Adjustments	6

4. ELIGIBILITY
4.1. Determined By Committee	6
4.2. Consultants	7

5. ADMINISTRATION
5.1. Committee	7
5.2. Authority	7
5.3. Delegation	8
5.4. Determination	8

6. AMENDMENT
6.1. Power of Board of directors	8
6.2. Limitation	8

7. TERM AND TERMINATION
7.1. Term	9
7.2. Termination	9

8. MODIFICATION OR TERMINATION OF BENEFITS
8.1. General	9
8.2. Committee's Right	9

9. CHANGE OF CONTROL
9.1. Vesting and Payment	9
9.2. Other Action	10

10. AGREEMENTS AND CERTAIN BENEFITS
10.1. Grant Evidenced by Agreement	10
10.2. Provisions of Agreement	10
10.3. Transferability	11

11. REPLACEMENT AND TANDEM AWARDS
11.1. Replacement	11
11.2. Tandem Awards	11

12. PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING
12.1. Payment	11
12.2. Dividend Equivalents .	11
12.3. Deferral .	11
12.4. Withholding .	12

13. OPTIONS
13.1. Types of Options	12
13.3. Other Requirements for ISOs	12
13.4. NQSOs	12
13.5. Determination by Committee	12

14. SARS
14.1. Grant and Payment	12
14.2. Grant of Tandem Award	12
14.3. ISO Tandem Award	12
14.4. Payment of Award	13

15. ANNUAL LIMITATIONS
15.1. Limitation on Options and SARs	13
15.2. Computations	13

16. RESTRICTED STOCK AND PERFORMANCE SHARES
16.1. Restricted Stock	13
16.2. Cost of Restricted Stock	13
16.3. Non-Transferability	13
16.4. Performance Shares	13
16.5. Grant	14

17. CASH
17.1. Grant .	14
17.2. Rule 16b-3	14
17.3. Restrictions	14

18. OTHER STOCK BASED AWARDS AND OTHER BENEFITS
18.1. Other Stock Based Awards	14
18.2. Other Benefits	14

19. MISCELLANEOUS PROVISIONS
19.1. Underscored References	14
19.2. Number and Gender	14
19.3. Unfunded Status of Plan	14
19.4. Termination of Employment	15
19.5. Designation of Beneficiary	15
19.6. Governing Law	15
19.7. Purchase for Investment	15
19.8. No Employment Contract	15
19.9. No Effect on Other Benefits	15

AZUR HOLDINGS, INC.
2006 FLEXIBLE STOCK PLAN

1. NAME AND PURPOSE

1.1 Name. The name of this Plan is the "Azur Holdings, Inc. 2006 Flexible Stock Plan."

1.2 Purpose. Azur Holdings, Inc. (“Azur”) has established this Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of Azur's common stock by Employees, Consultants and other individuals, and to promote and further the best interests of Azur by granting cash and other awards. This Plan is intended to be "Broadly Based" (as such term is used for purposes of rules promulgated by The National Association of Securities Dealers).

2. DEFINITIONS OF CERTAIN TERMS AND RULES OF CONSTRUCTION

2.1 General Definitions. The following words and phrases, when used in this Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

    2.1.1 Affiliate means a Parent or Subsidiary of Azur.

    2.1.2  Agreement means the document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

    2.1.3  Azur means Azur Holdings, Inc.

    2.1.4 Benefit means any benefit granted to a Participant under the Plan.

    2.1.5 Board of Directors means the board of directors of Azur.

    2.1.6 Cash Award means a Benefit payable in the form of cash.

    2.1.7 Change of Control means the occurrence of any of the following:

    (a) An acquisition of any common stock or other voting securities of Azur entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" or "Group" (as each such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person or Group, as the case may be, has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the then outstanding shares of Common Stock or the combined voting power of Azur's then outstanding Voting Securities; provided, however, that in determining whether a “Change of Control” has occurred, shares of Common Stock or Voting Securities that are acquired in a Non-Control Acquisition (as defined below) shall not constitute an acquisition which would cause a Change of Control. A "Non-Control Acquisition" shall mean an acquisition by (i) Azur, (ii) any Subsidiary or (iii) any employee benefit plan maintained by or any Subsidiary, including a trust forming part of any such plan (an "Employee Benefit Plan");

    (b) When, during any 2-year period, individuals who, at the beginning of such 2-year period, constitute the Board of Directors (the "Incumbent Board of Directors"), cease for any reason to constitute at least 50% of the members of the Board of Directors; provided, however, that (i) if the election or nomination for election by Azur's shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board of Directors, such new director shall, for purposes hereof, be deemed to be a member of the Incumbent Board of Directors, and (ii) no individual shall be deemed to be a member of the Incumbent Board of Directors if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person or Group other than the Board of Directors (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

    (c) The consummation of:

    (i) a merger, consolidation or reorganization involving Azur or any Subsidiary, unless the merger, consolidation or reorganization is a Non-Control Transaction. A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of Azur or any Subsidiary where: (A) the shareholders of Azur (or such Subsidiary, as the case may be) who immediately prior to the merger, consolidation or reorganization owned, directly or indirectly, at least 50% of the combined voting power of the outstanding Voting Securities of Azur or such Subsidiary immediately following such merger, consolidation or reorganization, own at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation"), in substantially the same proportions as their ownership of the Common Stock or Voting Securities, as the case may be, immediately prior to the merger, consolidation or reorganization; (B) the individuals who were members of the Incumbent Board of Directors immediately prior to the execution of the agreement providing for the merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the outstanding voting securities of the Surviving Corporation, and (C) no Person or Group, other than (1) Azur, (2) any Subsidiary, (3) any Employee Benefit Plan or (4) any other Person or Group who, immediately prior to the merger, consolidation or reorganization, had Beneficial Ownership of not less than 20% of the outstanding Voting Securities or Common Stock, has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Corporation's outstanding voting securities or common stock;

(d) A complete liquidation or dissolution of Azur; or

(e) The sale or other disposition of all or substantially all of the assets of Azur to any Person (other than a transfer to a Subsidiary).

    Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred solely because any Person or Group (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities or Common Stock of Azur as a result of an acquisition of Voting Securities or Common Stock by Azur, which, by reducing the number of shares of Voting Securities or Common Stock then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change of Control would have occurred (but for the operation of this sentence) as a result of the acquisition of Voting Securities or common stock by Azur, and after such acquisition by Azur, the Subject Person becomes the beneficial owner of any additional shares of Voting Securities or common stock, which increases the percentage of the then outstanding shares of Voting Securities or common stock beneficially owned by the Subject Person, then a Change of Control shall be deemed to have occurred

    2.1.8 Code means The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

    2.1.9 Committee means the committee described in Section 5.1.

    2.1.10 Common Stock means Azur's common stock, par value $.0001 per share.

    2.1.11 Consultant means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to Azur or an Affiliate of Azur provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude Azur from offering or selling securities to such person pursuant to the Plan in reliance on registration on a Registration Statement on Form S-8 under the Securities Act (a “Form S-8”).

    2.1.12 Effective Date means April 13, 2006.

    2.1.13 Employee means any person employed by the Employer.

    2.1.14 Employer means Azur and all Affiliates.

    2.1.15 Exchange Act means the Securities Exchange Act of 1934, as amended.

    2.1.16 Fair Market Value means with respect to a share of the Azur’s Common Stock on any date, the amount equal to (i) the closing bid price per share as published by a national securities exchange on which shares of Common Stock (or other units of the security) are traded (an "Exchange") on such date or, if there is no bid for Common Stock on such date, the bid price on such Exchange at the close of trading on the next earlier date or, (ii) if shares of Common Stock are not listed on a national securities exchange on such date, the closing bid price per share as published on the National Association of Securities Dealers Automatic Quotation System ("NASDAQ") National Market System if the shares are quoted on such system on such date, or (iii) the closing bid price in the over-the-counter market at the close of trading on such date if the shares are not traded on an exchange or listed on the NASDAQ National Market System, or (iv) if the Common Stock is not traded on a national securities exchange or in the over-the-counter market, the fair market value of a share of Common Stock on such date as determined in good faith by the Committee.

    2.1.17 Fiscal Year means the taxable year of Azur which is the calendar year.

    2.1.18 ISO means an Incentive Stock Option as defined in Section 422 of the Code.

    2.1.19 NQSO means a non-qualified stock Option, which is an Option that does not qualify as an ISO.

    2.1.20 Option means an option to purchase Shares granted under the Plan.

    2.1.21 Other Stock Based Award means an award under Section 18 that is valued in whole or in part by reference to, or otherwise based on, common stock.

    2.1.22 Parent means any corporation (other than Azur or a Subsidiary) in an unbroken chain of corporations ending with Azur, if, at the time of the grant of an Option or other Benefit, each of the corporations (other than Azur) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    2.1.23 Participant means an individual who is granted a Benefit under the Plan. Benefits may be granted only to Employees, members of the Board of directors, employees and owners of entities which are not Affiliates but which have a direct or indirect ownership interest in an Employer or in which an Employer has a direct or indirect ownership interest, individuals who, and employees and owners of entities which, are customers and suppliers of an Employer, individuals who, and employees and owners of entities which, render services to an Employer, and individuals who, and employees and owners of entities, which have ownership or business affiliations with any individual or entity previously described.

    2.1.24 Performance Based Compensation means compensation which meets the requirements of Section 162(m)(4)(C) of the Code.

    2.1.25 Performance Share means a Share awarded to a Participant under Section 16.4 of this Plan.

    2.1.26 Plan means this Azur Holdings, Inc. 2006 Flexible Stock Plan and all amendments and supplements thereto.

    2.1.27 Reload Option means an Option to purchase the number of Shares used by a Participant to exercise an Option and to satisfy any withholding requirement incident to the exercise of such Option.

    2.1.28 Restricted Stock means shares issued under Section 16.1 of this Plan.

    2.1.29 Rule 16b-3 means Rule 16b-3 promulgated by the SEC under the Exchange Act, as the same may be amended from time to time, or any successor rule in effect from time to time.

    2.1.30 SEC means the Securities and Exchange Commission.

    2.1.31 Securities Act means the Securities Act of 1933, as amended.

    2.1.32 Share means a share of Common Stock.

    2.1.33 SAR means a stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.

    2.1.34 Stock Award means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

    2.1.35 Subsidiary means any corporation, other than Azur, in an unbroken chain of corporations beginning with Azur if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in this Plan and any Agreement hereunder may be defined in other portions of this Plan or in such Agreement.

2.3 Conflicts. In the case of any conflict in the terms of this Plan relating to a Benefit, the provisions in the section of this Plan which specifically grants such Benefit shall control those in any other section of this Plan. In the case of any conflict between the terms of this Plan relating to a Benefit and the terms of an Agreement relating to a Benefit, the terms of this Plan shall control.

3. COMMON STOCK

3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan shall be Ten Million (10,000,000) Shares, plus an annual increase, effective as of the first day of each calendar year, commencing with 2007, equal to Ten Percent (10%) of the number of outstanding Shares as of the first day of such calendar year, but in no event more than Twenty Million (20,000,000) Shares in the aggregate. Such Shares may be authorized, but unissued Shares, Shares held in the treasury, or both. The full number of Shares available may be used for any type of Option or other Benefit.

3.2 Reuse of Shares. If an Option or SAR expires or is terminated, surrendered, or canceled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or SAR, grant of Restricted Shares, Performance Shares or other grant, as the case may be, shall again be available for use under the Plan. Any Shares which are used as full or partial payment to Azur upon exercise of an Option or for any other Benefit that requires a payment to Azur shall be available for purposes of the Plan.

3.3 Adjustments. If there is any change in the Common Stock by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or otherwise, the number of SARs and number and class of shares available for Options and grants of Restricted Stock, Performance Shares and Other Stock Based Awards and the number of Shares subject to outstanding Options, SARs, grants of Restricted Stock which are not vested, grants of Performance Shares which are not vested, and Other Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

4. ELIGIBILITY

4.1 Determined By Committee. The Participants and the Benefits they receive under this Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services. Unless specifically provided otherwise herein, all determinations of the Committee in connection with this Plan or an Agreement shall be made in its sole discretion.

4.2 Consultants.

    (i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 is not available to register either the offer or the sale of the Shares to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

    (ii) Form S-8 generally is available to consultants and advisors only if (i) they are natural persons; (ii) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries; and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer's securities.

5. ADMINISTRATION

5.1 Committee. This Plan shall be administered by the Committee. The Committee shall consist of the Board of Directors, unless the Board of Directors appoints a Committee of two or more but less than all of the Board of Directors. If the Committee does not include the entire Board of Directors, then it shall serve at the pleasure of the entire Board of Directors, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee made at a meeting at which a quorum is present shall be made by a majority of its members present at the meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

5.2 Authority. Subject to the terms of this Plan, the Committee shall have discretionary authority to:

(a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the date of issuance and duration of all such grants;

(b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted;

(c) interpret and construe this Plan and all Agreements;

(d) prescribe, amend and rescind rules and regulations of Azur relating to this Plan;

(e) determine the content and form of all Agreements;

(f) determine all questions relating to Benefits under this Plan;

(g) maintain accounts, records and ledgers relating to Benefits;

(h) maintain records concerning its decisions and proceedings;

(i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;

(j) take, at any time, any action described in Section 9.1 or permitted by Section 9.2(a), irrespective of whether any Change of Control has occurred or is imminent;

(k) determine, except to the extent otherwise provided in this Plan, whether and the extent to which Benefits under this Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Benefits are granted as the Committee determines to be necessary or appropriate to conform to such requirements; and

(l) do and perform all acts which it may deem necessary or appropriate for the administration of this Plan and carry out the purposes of this Plan.

5.3 Delegation. Except as required by Rule 16b-3 with respect to grants of Options, Stock Appreciation Awards, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under this Plan to any Employee, Employees or committee.

5.4 Determinations of the Committee. All determinations of the Committee shall be final.

6. AMENDMENT

6.1 Power of Board of Directors. Except as hereinafter provided, the Board of Directors shall have the sole right and power to amend this Plan at any time and from time to time.

6.2 Limitation. The Board of Directors may not amend this Plan without approval of the shareholders of Azur:

(a) in a manner which would cause Options which are intended to qualify as ISOs to fail to qualify;

(b) in a manner which would cause this Plan to fail to meet the requirements of Rule 16b-3; or

(c) in a manner which would violate applicable law.

7. TERM AND TERMINATION

7.1 Term. This Plan shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of Azur and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.

7.2 Termination. This Plan may be terminated at any time by the Board of Directors.

8. MODIFICATION OR TERMINATION OF BENEFITS

8.1 General. Subject to the provisions of Section 8.2, the amendment or termination of this Plan shall not adversely affect a Participant's right to any Benefit granted prior to such amendment or termination.

8.2 Committee's Right. Any Benefit granted may be converted, modified, forfeited or canceled, in whole or in part, by the Committee if and to the extent permitted in this Plan or any applicable Agreement or with the consent of the Participant to whom such Benefit was granted. Except as may be provided in an Agreement, the Committee may, in its sole discretion, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Benefit.

9. CHANGE OF CONTROL

9.1 Vesting and Payment. In the event of a Change of Control:

(a) all outstanding Options shall become fully exercisable, except to the extent that the right to exercise the Option is subject to restrictions established in connection with an SAR that is issued in tandem with the Option;

(b) all outstanding SARs shall become immediately payable, except to the extent that the right to exercise the SAR is subject to restrictions established in connection with an Option that is issued in tandem with the SAR;

(c) all Shares of Restricted Stock shall become fully vested;

(d) all Performance Shares shall be deemed to be fully earned and shall be paid out in such manner as determined by the Committee; and

(e) all Cash Awards, Other Stock Based Awards and other Benefits shall become fully vested and/or earned and paid out in such manner as is determined by the Committee.

9.2 Other Action. In the event of a Change of Control, the Committee, in its sole discretion, may, in addition to the provisions of Section 9.1 above and to the extent not inconsistent therewith:

(a) provide for the purchase of any Benefit for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit;

(b) make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(c) cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.

10. AGREEMENTS AND CERTAIN BENEFITS

10.1 Grant Evidenced by Agreement. The grant of any Benefit under this Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit shall be subject to, and conditioned upon, the recipient's execution of any Agreement required by the Committee. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in this Plan and the Agreement shall be subject to all of the terms of this Plan.

10.2 Provisions of Agreement. Each Agreement shall contain such provisions that the Committee shall determine to be necessary, desirable or appropriate for the Benefit granted which may include, but not necessarily be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant's death, disability, changes of duties or termination of employment; the Benefit's conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under this Plan.

10.3 Transferability. Unless otherwise specified in an Agreement or permitted by the Committee, each Benefit granted shall be not transferable other than by will or the laws of descent and distribution and shall be exercisable during a Participant's lifetime only by him or her.

11. REPLACEMENT AND TANDEM AWARDS

11.1 Replacement. The Committee may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit.

11.2 Tandem Awards. Awards may be granted by the Committee in tandem; however, no Benefit may be granted in tandem with an ISO, except SARs.

12. PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

12.1 Payment. Upon the exercise of an Option or, in the case of any other Benefit that requires a payment by a Participant to Azur, the amount due Azur is to be paid:

(a) in cash, including by means of a so-called "cashless exercise" of an Option;

(b) by the surrender of all or part of a Benefit (including the Benefit being exercised);

(c) by the tender to Azur of Shares owned by the optionee and registered in his or her name having a Fair Market Value equal to the amount due to Azur;

(d) in other property, rights and credits deemed acceptable by the Committee, including the Participant's promissory note;

(e) by any combination of the payment methods specified in (a), b), (c) and (d) above.

Notwithstanding, the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Shares purchased pursuant to an Option and any payment to Azur for other Benefits shall be added to the general funds of Azur or to the Shares held in treasury, as the case may be, and used for the corporate purposes of Azur, as the Board of Directors shall determine.

12.2 Dividend Equivalents. Grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights.

12.3 Deferral. The right to receive any Benefit under this Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

12.4 Withholding Tax. Azur may, at the time any distribution is made under this Plan, whether in cash or in Shares, or at the time any Option is exercised, withhold from such distribution or Shares issuable upon the exercise of an Option any amount necessary to satisfy Federal, state and local income and/or other tax withholding requirements with respect to such distribution or exercise of such Options. In addition, the Committee or Azur may require a participant to tender to Azur cash and/or Shares in the amount necessary to comply with any such withholding requirements.

13. OPTIONS

13.1 Types of Options. It is intended that both ISOs and NQSOs, which may be Reload Options, may be granted by the Committee under this Plan.

13.2 Grant of ISOs and Option Price. Each ISO must be granted to an Employee and exercised within ten (10) years from the earlier of: (i) the date of adoption by the Board of Directors, or (ii) the Effective Date. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

13.3 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code.

13.4 NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be no less than 85% of the Fair Market Value of the Shares at the time the Option is granted.

13.5 Determination by Committee. Except as otherwise provided in Section 13.1 through Section 13.4, the terms of all Options shall be determined by the Committee.

14. SARS

14.1 Grant and Payment. The Committee may grant SARs. Upon electing to receive payment of a SAR, a Participant shall receive payment in cash, in Shares or in any combination of cash and Shares, as the Committee shall determine.

14.2 Grant of Tandem Award. The Committee may grant SARs in tandem with an Option, in which case the exercise of the Option shall cause a correlative reduction in the value of the SARs which were granted in tandem with the Option; and the payment of SARs shall cause a correlative reduction of the Shares issuable under such Option.

14.3 ISO Tandem Award. When SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

14.4 Payment of Award. SARs shall be paid by Azur to a Participant, to the extent payment is elected by the Participant (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

15. ANNUAL LIMITATIONS

15.1 Limitation on Options and SARs. The number of (a) Shares covered by Options where the purchase price is no less than the Fair Market Value of the Shares on the date of grant plus (b) SARs which may be granted to any Participant in any Fiscal Year shall not exceed Five Million (5,000,000).

15.2 Computations. For purposes of Section 15.1: (i) Shares covered by an Option that is canceled shall count against the maximum, and, if the exercise price under an Option is reduced, the transaction shall be treated as a cancellation of the Option and a grant of a new Option; and (ii) SARs covered by a grant of SARs that is canceled shall count against the maximum, and, if the Fair Market Value of a Share on which the appreciation under a grant of SARs will be calculated is reduced, the transaction will be treated as a cancellation of the SARs and a new grant of SARs.

16. RESTRICTED STOCK AND PERFORMANCE SHARES

16.1 Restricted Stock. The Committee may grant Benefits in Shares available under Section 3.1 of this Plan as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, but shall be subject to forfeiture unless provided otherwise in the applicable Agreement or this Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to this Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and such legend has been removed. At the discretion of the Committee, the grantee may or may not be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant.

16.2 Cost of Restricted Stock. Unless otherwise determined by the Committee, grants of Shares of Restricted Stock shall be made at a per Share cost to the Participant equal to the aggregate par value of such Shares.

16.3 Non-Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend referred to in Section 16.1 with respect to such Shares.

16.4 Performance Shares. Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms and conditions of such grant. The terms and conditions of Performance Shares shall be determined by the Committee, in its sole discretion, but generally are expected to be based substantially upon the attainment of targeted profit and/or performance objectives.

16.5 Grant. The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement.

17. CASH AWARDS

17.1 Grant. The Committee may grant Cash Awards at such times and (subject to Section 17.2) in such amounts as it deems appropriate.

17.2 Rule 16b-3. The amount of any Cash Award in any Fiscal Year to any Participant who is subject to Section 16 of the Exchange Act shall not exceed the greater of $100,000 or 100% of his or her cash compensation (excluding any Cash Award under this Section 17.2) for such Fiscal Year.

17.3 Restrictions. Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or non-restricted, vested or subject to forfeiture and may be payable currently or in the future or both.

18. OTHER STOCK BASED AWARDS AND OTHER BENEFITS

18.1 Other Stock Based Awards. The Committee shall have the right to grant other Stock Based Awards which may include, without limitation: (i) the grant of Shares based upon certain conditions; (ii) the payment of cash based on the performance of the Common Stock; (iii) and the grant of securities convertible into Shares.

18.2 Other Benefits. The Committee shall have the right to provide other types of Benefits under this Plan in addition to those specifically listed if the Committee believes that such Benefits would further the purposes for which this Plan was established.

19. MISCELLANEOUS PROVISIONS

19.1 Underscored References. The underscored references contained in this Plan are included only for convenience, and they shall not be construed as a part of this Plan or in any respect affecting or modifying its provisions.

19.2 Number and Gender. The masculine and neuter, wherever used in this Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

19.3 Unfunded Status of Plan. This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by Azur, nothing contained herein shall give any rights that are greater than those of a general creditor of Azur. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

19.4 Termination of Employment. If the employment of a Participant by Azur terminates for any reason, except as otherwise provided in an Agreement, all unexercised, deferred, and unpaid Benefits may be exercisable or paid only in accordance with the rules established by the Committee. These rules may provide, as the Committee may deem appropriate, for the expiration, forfeiture, continuation, or acceleration of the vesting of all or part of the Benefits.

19.5 Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, or to receive, in such event, any Benefits. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or to receive any Benefit, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case Azur, the Committee and the members thereof shall not be under any further liability to anyone.

19.6 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to any conflicts of laws principles.

19.7 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with Azur in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under applicable laws, rules and regulations, and the Committee may cause one or more legend(s) to be put on any such certificates to make appropriate reference(s) to such restrictions.

19.8 No Employment Contract. Neither the adoption of this Plan nor the grant of any Benefit hereunder shall confer upon any Employee any right to continued employment by the Employer, nor shall this Plan or any Benefit hereunder interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

19.9 No Effect on Other Benefits. The receipt of Benefits under this Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.